Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the VectivBio Holding AG 2021 Equity Incentive Plan, of our report dated April 6, 2022 with respect to the consolidated and carve-out financial statements of VectivBio Holding AG included in its Annual Report (Form 20-F) for the year ended December 31, 2021.

/s/ Ernst & Young AG

Basel, Switzerland

January 27, 2023